Exhibit 1.10

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “VIDEOTRON US INC.”, FILED IN THIS OFFICE ON THE FIRST DAY OF OCTOBER, A.D. 2008, AT 2:31 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ HARRIET SMITH WINDSOR
4426900 8100 081003894	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6888718 DATE: 10-01-08

You may verify this certificate on line

at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations Delivered 02:31 PM 10/01/2008
FILED 02:31 PM 10/01/2008
SRV 081003894 - 4426900 FILE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VIDEOTRON US INC.

Pursuant to Sections 242 and 245 of
the General Corporation Law of the State of Delaware

Videotron US Inc, (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”), in order to amend and restate its Certificate of Incorporation pursuant to Sections 242 and 245 of the GCL of the State of Delaware, hereby certifies as follows:

1.             The name of the Corporation is Videotron US Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 20, 2007.

2.             The Corporation has received payment for its stock.

3.             The Board of Directors of the Corporation, at a Special Meeting held on September 30, 2008, duly adopted a resolution proposing and declaring advisable the amendment and restatement of the Corporation’s Certificate of Incorporation and the adoption of an Amended and Restated Certificate of Incorporation of the Corporation in the form hereinafter set forth in Item 7.

4.             The sole Stockholder of the Corporation, acting pursuant to a Written Consent of Sole Stockholder, dated as of September 30, 2008, in accordance with Section 228 of the GCL, duly adopted such amendment and restatement of the Certificate of Incorporation.

5.             The Amended and Restated Certificate of Incorporation and the amendments made thereby were duly adopted in accordance with the applicable provisions of sections 242 and 245 of the GCL.

6.             The Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation as originally filed.

7.             The text of the Certificate of Incorporation, as originally filed, is hereby amended and restated to read in its entirety as follows:

[Remainder of Page Intentionally Left Blank]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
VIDEOTRON US INC.

FIRST: The name of the corporation is Videotron US Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at Suite 1410, The Nemours Building, 1007 Orange Street, County of New Castle, Wilmington, Delaware 19801. The Registered Agent of the Corporation at such address is Delaware Incorporators & Registration Service, LLC.

THIRD: The nature of the business or purposes to be conducted or oriented is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock the Corporation shall have the authority to issue is Ten Thousand (10,000) shares, of which Nine Thousand (9,000) shall be designated Common Stock, par value $1.00, and One Thousand (1,000) shall be designated Preferred Stock without par value.

The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares as Preferred Stock are:

A.            Rank. The Preferred Stock will rank with respect to dividend rights and rights on liquidation, winding up and dissolution senior to the Common Stock. Any distribution made pursuant to dividend rights or rights on liquidation, winding up, or dissolution will be made to the holders of the Corporation’s securities in accordance with the relative priorities set forth above.

B.            Dividends.

General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted under the DGCL, the Corporation will pay an annual dividend of 9% of the

Liquidation Value (as defined in Section C) on each share of Preferred Stock (a “Share”). Dividends upon Preferred Stock will be non-cumulative, whether or not in any fiscal year there shall be net income or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, dividends in whole or in part are not paid upon Preferred Stock, unpaid dividends shall not accumulate, so that no sums in any later years shall be paid to the holders of the Preferred Stock with respect to any prior year or years when dividends were not paid, and so that in no event shall the holders of the Preferred Stock receive dividends of more than 9% in any fiscal year.

C.            Liquidation. The Liquidation Value, in relation to each Share, shall be equal to the consideration received by the Corporation at the time each Share was issued. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Preferred Stork will be entitled to be paid before any distribution or payment is made upon any Common Stock, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (plus any declared and unpaid dividends thereon). Upon such payment, the holders of Preferred Stock will not be entitled to receive any further payment from the Corporation.  If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section C, then the entire assets available to be distributed to the Corporation’s stockholders will be distributed pro rata among the holders of the Preferred Stock based upon the aggregate Liquidation Value (plus any declared and unpaid dividends) of the Preferred Stock held by each such holder. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization, dissolution or winding up of the Corporation will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this

Section C.

D.            Redemption. To the extent permitted under the DGCL, the Preferred Stock shall be redeemable at the Liquidation Value (plus any declared and unpaid dividends) at any time at the discretion of the Corporation.

E.             Voting Rights. Except as otherwise may be required by the DGCL, the holders of Preferred Stock will not be entitled to notice of any meeting of the stockholders of the Corporation and will not be entitled to vote, together with any other stockholders or as a separate class, on any matter to be voted on by the Corporation’s stockholders.

FIFTH: The name and mailing address of the Incorporator is Delaware Incorporators & Registration Service, LLC, Suite 1410, Nemours Building, 1007 Orange Street, Wilmington, Delaware 19801.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeat the Bylaws of the Corporation.

EIGHTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. Meetings of the stockholders shall be held within or outside the State of Delaware. as the by-laws may provide. The books of the Corporation shall be kept (subject to the provisions contained in the General Corporation Law) within or outside the State of Delaware, at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: The Directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a Director; provided, however, that the Directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions arising under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the Directors derived an improper personal benefit.

*      *      *

THE UNDERSIGNED, being the Secretary of the Corporation, has caused this Amended and Restated Certificate of Incorporation to be executed and to be effective upon its filing with the Delaware Secretary of State.